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                                                                 Exhibit 10.22




                                                     July 15, 1998




Mr. Steven F. Ladin
2416 Kingman Drive
Wilmington, DE  19810-3552

Dear Steve:

         We are extremely pleased to offer you the position of Vice President Finance - Chief Financial Officer with Sybron Chemicals Inc. at a base salary of $175,000 per year. You will be eligible for our Executive Bonus Program, which carries a target of 26% of your annual salary, which will be prorated for 1998. The actual award will depend on the financial performance of the Company. The first 100% of your target amount will be paid in Company stock converted for the years 1998, 1998 and 2000 at the price as of your starting date, and for subsequent years at the price as of December 31 of the year three (3) years prior to the bonus year. Your employment will commence by August 1, 1998, you will be reporting to me and work out of our Company headquarters.

         Steve, the following are the general conditions of your employment with our Company:

         1. You will carry out the normal functions of a Chief Financial Officer, including the following:

                  a. Direct responsibility for the overall functioning of the U.S. Accounting Department, including control, costing and operational analysis.

                  b. Functional responsibility for the overseas controllers and accounting departments.

                  c. Dealing with national and international banks and investment banks, including maintaining compliance with our loan documents and covenants.

                  d. Worldwide treasury operations, including maintenance of necessary cash flow to satisfy debt repayment obligations and credit availability.

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S. Ladin
July 15, 1998

                  e. Corporate secretarial functions to be carried out by your group.

                  f.       Risk management.

                  g. Investment of company benefit funds such as pension and Savings & Thrift.

                  h. Operational interaction with key management to analyze and help determine actions relative to company operations.

                  i. Participate in company strategic planning, including analysis and direct involvement in the implementation of acquisitions, divestitures and other significant profit or cash-generating opportunities.

                  j. Shareholder and investor relations, including interaction with investment research analysts and institutional managers, preparation of appropriate quarterly and annual reports, and presentations to the investment community.

                  k. Interaction with company lawyers and accountants to maintain appropriate and necessary corporate legal and administrative structures and activities, SEC reporting requirements, etc.

         2. On joining the Company, you will receive options for 25,000 shares of Company stock, according to our Stock Option Plan.

         3. You will be a member of the Management Committee, comprised of our senior management, including me.

         4. You will be eligible to participate in our hospitalization, dental, group insurance, Savings & Thrift, pension, and other senior executive benefit plans in accordance with our current company policy as it may change from time to time.

         5. The Company will pay for your relocation to the Birmingham, NJ area, as covered by the enclosed relocation policy.

         6. You will have the use of a company car under the policy for an executive of your grade, including gas, maintenance and insurance at company expense. The Company will also pay for your reasonable travel and living expenses

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S. Ladin
July 15, 1998

                  while you are on company business, according to our policy.

         7. Our standard company policies will prevail with respect to termination of employment, except that, unless you are terminated for Cause (as hereinafter defined), your minimum termination payment will be six months salary. "Cause" shall mean any significant incidence of the following: (a) an act of dishonesty by you constituting a felony or other crime involving moral turpitude or resulting or intended to result directly or indirectly in your personal enrichment at the Company's expense, (b) the willful engaging by you in misconduct which is injurious to the Company, (c) habitual drunkenness or drug addiction, (d) the refusal by you substantially to perform your duties, (e) the violation by you of any express direction or reasonable rule or regulation established by the Company from time to time regarding the conduct of its business, and (f) any violation by you of the terms and conditions of this or any other agreement between you and the Company.

         8. In your executive grade, you are not subject to a stipulated vacation entitlement or to reporting use of your time. Rather, you may take whatever amount of vacation you deem necessary and appropriate consistent with fulfilling your professional responsibilities.

         9. We require that you undergo a post offer physical examination and obtain a "fit for duty" letter. The physical may be arranged through our Company physician, or through a physician of your choice, at Sybron Chemicals Inc.'s expense. Attached is a list of our requirements, if you choose to go to your own physician.

                  We also require you to pass a urine drug screen. If you use our Company physician for your physical exam, the urine drug test can be taken at that time. Please contact Susan Jarnagin, Compensation and Benefits Manager, in our Human Resources Department at (609) 893-1100, extension 293 to make the necessary arrangements.

                  Our offer of employment is contingent on the satisfactory results of both the physical and the drug test.

         10. The Immigration Law requires us to request that you provide us with proof of your U.S. citizenship or your legal status as an alien before you begin employment with us. Please refer to the attached letter and Form I-9 in order that you can bring the appropriate papers with you on your starting date. We will make the copies of your papers at that time.
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S. Ladin
July 15, 1998

         11. Advise us in writing, please, if you have any agreements with your present employer which might affect your employment by or at Sybron Chemicals Inc. You also agree not to reveal any information which is proprietary to your present employer.

         12. Please sign the attached Trade Secret, Restrictive Covenant and Patent Agreement in accordance with company policy.

         13. Enclosed is an application form for you to complete and return with your acceptance of this offer.

         We are enclosing a signed duplicate of this letter and if the terms of our employment offer are satisfactory, please sign and return the duplicate to us by July 23, 1998 in the enclosed pre-addressed FedEx envelope. Its receipt by Sybron Chemicals Inc. will constitute an agreement between us and will be binding upon and inure to the benefit of you, this Company, and any company succeeding to the general business and properties of this Company by merger, purchase or otherwise.

         If you have any questions, please feel free to contact me at once.

         We look forward to your joining us.

                                           Sincerely,




                                           Richard M. Klein
                                           President and Chief Executive Officer

RMK/me
Enclosures

AGREED TO:


By:


Date:










                                                     July 15, 1998




Mr. Steven F. Ladin
2416 Kingman Drive
Wilmington, DE  19810-3552

Dear Steve:

         Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates at any time prior to December 31, 2000 Without Cause (as hereinafter defined), you shall be entitled to a lump sum payment equal to twice your annual base salary then in effect, payable no later than 30 days after your employment with the Company so terminates.

         Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of (i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) a material adverse change in your position or in the scope of your duties and responsibilities.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) sale or disposal of substantially all of the assets of the Company, or (ii) the date any entity, person or group, within the meaning the Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citicorp, or any of their subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (a) the Company's Common Stock, or (b) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity.

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S. Ladin/Employment Agreement Supplement
July 15, 1998



         If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                           Sincerely,



                                           Richard M. Klein
                                           President and Chief Executive Officer
                                           Sybron Chemicals Inc.

RMK/me

AGREED:



_______________________________
Steven F. Ladin


Date:___________________________




              TRADE SECRET, RESTRICTIVE COVENANT AND PATENT AGREEMENT


         AGREEMENT made this ___ day of July, 1998, between Sybron Chemicals Inc., (hereinafter Company), and Steven F. Ladin (hereinafter Employee).

                                 WITNESSETH:

         WHEREAS, the Employee is or is about to be employed by the Company as Vice President Finance - Chief Financial Officer;

         NOW THEREFORE, in consideration of such employment and continued employment by the Company and remuneration to be paid by the Company to the Employee, the parties agree as follows:

         1.       ACKNOWLEDGEMENTS

                  Employee acknowledges that:

                  A. The Company possesses confidential information and trade secrets relating but not limited to production procedures and processes, product formulas, machinery, designs, plans, identity of the Company's suppliers, identity of the Company's customers, special applications and uses of products, technology and/or services by the Company's customers, special relationships developed by the Company with its customers and suppliers, customer proposals and the Company's pricing and other practices.

                  B. As Vice President Finance - Chief Financial Officer, Employee will have access to such confidential information and trade secrets of the Company.

                  C. The Company has taken reasonable and necessary precautions to preserve the secrecy and confidentiality of its trade secrets and confidential information.

                  D. The Company has a legitimate and real interest in protecting against the disclosure to or use by other persons of such trade secrets and confidential information by reasonably restricting the Employee's activities upon the termination of his employment with the Company.


                                                        -2-


         2. NON-DISCLOSURE. During the term of the Employee's employment with the company and at any time after the termination of his employment with the Company, regardless of the time, manner, or cause of such termination, the Employee shall not, except in the regular course of the Company's business, divulge, furnish or make accessible, or use for his own benefit, any confidential information or trade secrets of the Company.

         3. RESTRICTIVE COVENANT. During the term of the Employee's employment with the Company and for a period of eighteen (18) months after the termination of his employment with the Company, regardless of the time, manner, or cause of such termination, the Employee shall not directly or indirectly, individually or as an employee, agent, or representative of any other person, corporation, partnership, firm or entity (a) employ, hire or contract the services of any other person in the employ of the Company, or (b) influence or alter, or attempt to influence or alter, any aspect of the relationship between the Company and its customers or the Company and its suppliers. Should a violation of any of these restrictive covenants occur, the period during which such violation occurs and remains unmitigated will not be counted as elapsed time following termination of employment as construed in the application of this paragraph.

         4. RETURN OF PROPERTY. Upon the termination of his employment, the Employee shall return to the Company all records, memoranda, notes, papers, correspondence, reports, books, computer software, and all other data and information and all copies or abstracts thereof that he has concerning the business of the Company.

         5. INVENTIONS. The Employee shall promptly disclose and assign and does hereby assign to the Company, or its designee, without further remuneration, all inventions, discoveries, computer software, and improvements conceived or made by him, solely or jointly with others, during his employment with the Company or within one (1) year thereafter, and relating to or capable of use in connection with the Company's business, regardless of whether or not made during usual business hours and with the use of the Company's material and equipment. The Employee shall cooperate with and assist the Company, at the Company's expense, to obtain patents on any such inventions, discoveries, computer software or improvements, shall execute all necessary documents in conjunction therewith and shall take all necessary steps to enable the Company to secure and enforce such patent protection during his employment with the Company and at any time thereafter. The Employee shall not disclose to anyone at any time any information concerning such invention, discovery or improvement without the written consent of the Company.





                                                        -3-

         6. ENFORCEMENT. The Employee further acknowledges that any loss to the Company by reason of his breach of any of his obligations hereunder cannot be reasonably or adequately compensated in damages in an action at law. The Company shall therefore be entitled to injunctive or other equitable relief against the Employee to prevent him from failing to perform his obligations hereunder. Resort by the Company to such injunction or other equitable relief shall not be construed as waiver of any rights the Company may have for damages or otherwise. In the event that the Company shall enforce any of the terms of this agreement by legal action, the Employee shall pay to the Company all costs of such action, including legal fees.

         7. PRIOR OBLIGATIONS. Employee represents that he is not under any obligation, contractual or otherwise, to any former employer, or any other party, that would prevent his acceptance of employment with the Company or limit his ability to comply with the provisions of this Agreement.

         8. GOVERNING LAW, JURISDICTION. This Agreement shall be governed by the laws of the State of New Jersey. The parties acknowledge that Courts of the State of New Jersey constitute the proper jurisdiction to resolve any disputes arising out of or relating to this Agreement, and accordingly consent to the jurisdiction of the Courts of the State of New Jersey to resolve any such disputes.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

                                      SYBRON CHEMICALS INC.



                                      By:_______________________________________
                                               Richard M. Klein



                                      __________________________________________
                                               Steven F. Ladin

RMK/me
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